PRODUCER AGREEMENT

This PRODUCER AGREEMENT (“Agreement”) is entered into and effective as August 1, 2007 between Buzz Kill, Inc. whose principal place of business is 4 Park Avenue, Suite 16K, New York, New York, 10016 (“Company”), and Thomas Hanna, who resides at 4 Park Avenue, Suite 16K. New York, New York, 10016 (“Producer”).

1.           ENGAGEMENT: Company hereby engages the services of Producer upon the terms and conditions set forth herein to render producing services in connection with the feature-length theatrical motion picture tentatively entitled “Buzz Kill” (the “Picture”).

2.           ABANDONMENT: Company may (at its sole discretion) abandon the Picture at any time without further obligation to Producer other than payment of any compensation then accrued and earned by Producer pursuant to Paragraph 4.1 below.

3.           SERVICES

3.1           Preparatory Services: Commencing on the date hereof, Producer agrees to provide its services in connection with the preparation of the Picture. Producer's preparatory services shall include, without limitation, scouting and securing locations, preparing boards and budgets, assisting with casting, organizing the selection and hiring of crew members (subject to Company’s mutual approval), and such other services as are required by Company in connection with the preparation of the Picture.

3.2           Production and Post- Production Services: If Company sets the Picture for production, Company shall engage Producer to furnish general producing services; it being understood that the Picture shall be deemed “set for production” when the final screenplay and budget have been approved by Company, the principal cast and creative personnel have been engaged and a definite start date has been scheduled by the Company for commencement of principal photography. Producer shall render nonexclusive services commencing two (2) weeks prior to the scheduled starting date of principal photography and shall continue thereafter until such time as Producer has completed all services in connection with "wrapping" the Picture. Producer shall not render any outside services that would interfere with the completion of the Picture within the time required by Company.

4.           COMPENSATION: On condition that Producer fully and faithfully performs all of the services, duties and obligations required to be performed hereunder and that Producer is not in material default hereunder, and subject to Company’s rights of suspension and/or termination on account of Producer's disability or default or an event of force majeure (as more particularly set forth in Exhibit “A” attached hereto), and subject to Company’s right of suspension and/or termination on account of Producer’s default, disability or an event of force majeure, Producer shall become “pay and play” upon the earlier to occur of : (i) commencement of principal photography of the Picture, or (ii) Company’s receipt of a fully-executed copy of the Agreement. Company agrees to pay to Producer and Producer agrees to accept, as full and complete compensation for all undertakings and services of Producer hereunder and for all of the rights granted to Company hereunder, the following compensation:

4.1           Compensation for Production Services: An amount equal to five percent (5%) of the actualized budget for the Picture, which shall be paid as follows: fifty percent (50%) upon "wrapping" of the Picture; and fifty percent (50%) upon delivery of the Picture. In the event the Company does not have the funds to pay Producer in accordance with the foregoing sentence, any amounts owed Producer shall be paid to Producer as Deferral to due and payable in accordance with the Definition and Application of Proceeds to be attached herein as Exhibit "B".

The foregoing compensation is an all-inclusive flat fees and no additional compensation shall be payable by reason of added days, re-shoots, overtime, weekend work, holidays, etc.

4.2           Deferral: A deferral (a "Deferral") in the amount of One Hundred Fifty Thousand Dollars ($150,000) which shall be due and payable in accordance with the Definition and Application of Proceeds to be attached hereto: as Exhibit "B".

4.3           Contingent Compensation: An amount equal to the remaining percentage of any "Net Proceeds" generated by the Picture after deducting “off-the-top" of all third party profit participations, including, without limitation, profit participations to the financiers, writer/director, producers, talent and crew, if any, in consideration services rendered with respect to the Picture. “Net Proceeds" shall be defined, computed, accounted for and paid in accordance with Company’s standard definition of Net Proceeds which is attached hereto as Exhibit "C" and made a part hereof, but in no event in a manner less favorable than for any other party receiving "Net Proceeds" or any other form of contingent compensation. Company makes no representation that the Picture will generate any Net Proceeds, or any particular amount Net Proceeds.

5.           TRAVEL EXPENSES: If Company requires Producer to render services in connection with the Picture at an overnight location more than fifty (50) miles from such person’s principal residence, Company shall: (i) furnish, or reimburse the Producer for the cost of (at Company’s election), one (1) round trip transportation, by air if appropriate, in the class no less favorable than for director or any other producer, between such residence (or from wherever Producer then may be, if closer) and where such services arc required; (ii) reasonable accommodations (room and tax only); (iii) exclusive ground transportation; and (iv) a per diem allowance (which allowance shall be inclusive of all of Producer’s living and other expenses) in an amount which shall be determined in Company's good faith discretion but which in no event shall be less favorable than the per diem allowance payable to any individual in connection with the Picture.

6.           CREDIT: (a)    a “Produced by” credit in substantially the following form: "Produced By: Thomas Hanna" which shall appear (i) on screen, in the main titles of the Picture, in first position and (ii) in paid advertising whenever the writer and/or director’s credit appears (subject to the customary exclusions) and in a size, style and appearance of type no less than 100% of that accorded the writer and/or director). Company's obligation hereunder to accord credit in paid advertising shall be subject to usual and customary exclusions of Company (and/or any third party distributors) of the Picture. Notwithstanding the foregoing, Producer shall receive credit in any so-called "Excluded Advertising" in which any other producer and/or executive producer receives credit (except award, nomination and/or congratulatory advertisements where the honoree is the only individual named).

(b)           A production credit in substantially the following form: “[TBD] Production” (i) on screen, on a single card, immediately following the Presentation/In association credit(s) and immediately preceding the "film by" credit, if any, accorded the writer/director of the Picture in the main titles of the Picture; (ii) in all paid advertising whenever the full billing block of credits appear (subject to the customary exclusions); and (iii) Producer’s “static logo" shall appear in the billing box for the Picture.

(c)           Except as provided herein, all aspects of the above credits to be accorded Producer shall be in the Company's sole discretion. No casual or inadvertent failure of the Company to comply with the provisions of this Agreement regarding credit, and no failure of any third party to comply with such obligations, shall constitute a breach of this Agreement by the Company, however, Company shall use good faith efforts to contractually obligate third parties, including, without limitation, the distributor(s) of the Picture, to comply with the provisions contained in this paragraph. Upon receipt of written notice from Producer of any failure by the Company to comply with any applicable credit provisions, the Company shall use good faith efforts to cure prospectively or to cause a prospective cure of any such failure. In no event shall the Company be liable or responsible for any acts or omissions with respect to credits by any independent exhibitor, non-subsidiary distributor or sub-distributor, newspaper, magazine, television station, record company or any other independent person, firm or entity, provided, however, that upon receipt of written notice from Producer the Company shall use good faith efforts to cause any of the foregoing to cure prospectively any such failure to comply.

7. NOTICES AND PAYMENTS: All notices and payments required hereunder shall be in writing and shall be given either by personal delivery, facsimile (with reasonable confirmation of delivery), telegram or telex (toll prepaid) or by registered or certified mail (postage prepaid), and shall be deemed given hereunder on the date delivered, telefaxed, telegraphed or telexed or a date forty eight (48) hours after the date mailed if posted to an address within the country of posting and five (5) days if otherwise. Until further notice, the addresses of the parties shall be as follows:

PRODUCER	COMPANY
Thomas Hanna	4 Park Avenue, Suite 16K
4 Park Avenue, 16K	New York, NY 10016
New York, NY 10016	Attn: Thomas Hanna

With a copy to:	With a copy to:
Emerson E. Bruns, PLLC
1790 Broadway, 20th Floor
New York, NY 10019
Attn: Emerson E. Bruns, Esq.

8.           PREMIERES/FESTIVALS: Upon condition that Producer performs all material services and obligations required to be performed by Producer hereunder, and provided that Producer is not in material default hereunder, Company shall invite Producer and one (1) guest to attend all celebrity premieres, and all major film festivals, if any, of the Picture or at which the Picture is screened. In the event such premiere(s) or festival(s) is more than fifty (50) miles from Producer’s then current place of residence, Company shall use reasonable good faith efforts to require the distributor of the Picture to provide Producer with the following: (i) two (2) round-trip, first-class air transportation, if available and if used; (ii) first-class hotel accommodations (room and tax only); (iii) exclusive ground transportation; and (iv) reasonable expenses incurred in connection with or arising from the attendance of Producer at any such premiere or festival. Notwithstanding the foregoing, in the event that the Company provides transportation, accommodation or a per diem for any other person to attend any of the foregoing, Company shall provide the same to Producer on terms no less favorable than those provided to any other person.

9.           DVD COPY FOR PRIVATE USE: Upon condition that Producer shall substantially perform all of the material services and obligations required to be performed by Producer hereunder and that Producer is not in material default hereunder. Company shall furnish Producer (for Producers private, non-commercial use) with one (1) DVD copy of the Picture, when the same is manufactured and generally commercially available.

10.           APPROVALS: Producer and Company acknowledge and agree that Producer and Company shall have all mutual approval over all aspect of production, including, without limitation, with respect to the key creative elements, key crew, the budget, editing and the distribution/theatrical release of the Picture.

11.           STANDARD TERMS AND CONDITIONS: All other terms and conditions of Lender’s and Producers engagement hereunder are set forth in the Standard Terms and Conditions attached hereto as Exhibit "A," which Standard Terms and Conditions are by this reference incorporated herein and made a part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUZZ KILL, INC.:

By: /s/ Thomas Hanna
An Authorized Signatory

   /s/Thomas Hanna
THOMAS HANNA

EXHIBIT "B"

Definition and Application of Proceeds

A. Gross Proceeds: As used herein, the term "Gross Proceeds" shall be defined as all gross monies actually received by or on behalf of, or credit to Company from the licensing, distribution and other exploitation of any and all rights of every kind, nature and description in and to the feature length motion picture currently entitled "Buzz Kill" (the "Picture") and all elements therein in any and all media throughout the universe.

B. Deductions From Gross Proceeds: There shall be deducted from Gross Proceeds the aggregate of the following, which shall be deducted on a continuing basis and shall be deemed recouped by Company in the order listed:

(I) Distribution Expenses: All actual, direct, out of pocket and verifiable costs and expenses incurred in connection with the distribution, exploitation and turning to account of the Picture of whatever kind or nature, to the extent that the same are neither included in the cost of production of the Picture or paid by any distributor or licensee appointed by Company. If Company reasonably anticipates that such distribution expenses will be incurred in the future, Company may, for a reasonable time, set up appropriate reserves therefore. Such distribution expenses shall include, without limitation: (a) all actual, direct, out of pocket and verifiable costs in preparing and delivering the Picture for distribution; (b) any and all actual, direct, out of pocket and verifiable costs and expenses in connection with changing the title of the Picture, re-cutting, re-editing or shortening or lengthening the Picture for release in any territory or for exhibition on television or other media or in order to conform to the requirements of censorship authorities; (c) all actual, direct, out of pocket and verifiable sums paid or accrued on account of sales, use, receipts, income, excise, remittance or other taxes (however denominated) to any governmental authority assessed upon the negatives, duplicate negatives, prints or sound records of the Picture or upon the use or distribution of the Picture or upon the revenues derived therefrom or any part thereof or upon the remittance of such revenues or any part thereof, (provided that no event shall Company's own United States Federal or State income taxes and franchise taxes based on Company's net income or income taxes payable to any country or territory by Company based on the net earnings of Company in such country or territory be deductible hereunder); (d) any and all actual, direct, out of pocket and verifiable sums paid or accrued on account of duties, customs, and imposts, costs of acquiring permits and any similar authority to secure the entrance, licensing, exhibition, performances use or televising of the Picture in any country or part thereof; (e) actual, direct, out of pocket and verifiable expenses of transmitting to the United States any funds accruing to Company from the Picture in foreign countries; (f) all actual, direct, out of pocket and verifiable costs and expenses, including reasonable outside attorneys' fees, loss, damage or liability suffered or incurred by Company in connection with; any action taken by Company (whether by litigation or otherwise) in copyrighting, protecting and enforcing the copyright of or other rights and sources of revenue to be derived from, the Picture; (g) the collection of any and all sums due to Company from any distributor or licensee appointed by Company in connection with the Picture; (h) preventing and/or recovering damages for unauthorized exhibition or distribution of the Picture or any impairment of, incumbrance on or infringement upon the rights of Company in and to the Picture; (i) auditing of books and records of any distributor or licensee appointed by Company and other accounting costs associated with the distribution of the Picture; (j) all amounts paid or payable to or for the benefit of actors, writers, composers, directors or others, pursuant to applicable collective bargain agreements and/or any law or governmental regulation or decree now or hereafter in force by reason of and/or as a condition or consideration for any, exhibition, use, reuse, rerun, performance, sale, license and/or distribution of the Picture and/or copies of all or any part thereof on television, supplemental markets or otherwise (herein "Residuals"), together with all taxes, pension fund contributions' and other costs payable in respect of such Residuals and in respect of percentage participations in the Picture, provided that if any net proceeds Participant under this Agreement or a principal stockholder of any Participant or their respective heirs, executors, administrators, successors or assigns, are entitled either directly or by way of participation in any pension fund to any such Residuals, the amount pay-able on account thereof shall be treated as an advance against the participant's net proceeds participation hereunder; (k) the cost of all insurance (to the extent the same is not included in the cost of production of the Picture) covering or relating to the Picture including, but not limited to, errors and omissions insurance.

(2) Production Deferments: Any amount not paid in connection with the cost of production of the Picture and payable after deduction of those expenses listed in, Section I above, to any party providing rights, materials, services or facilities in connection with the production of the Picture, as a fixed sum the payment of which, vests upon the expiration of a period of time and/or the attainment of a specified level of receipts of the Picture, whether or not such deferment is defined or computed in the same manner as set forth in this Exhibit "B".

(3) Recoupment of Financing/Cost of Production and Premium: To the financier of the Picture an amount equal to one hundred twenty percent (120%) percent of the financier's financial contribution and thereafter, to third parties, if any, for repayment of all actual, direct, out of pocket and verifiable costs of production and other related costs with respect to Picture ("Production Cost"). Company hereby confirms that there are no overhead or interest charges. Further, Company hereby confirms that there will be no cross-collateralization with any other motion picture projects and no over-budgeting and abandonment.

(4) Other Deferments: Any amount not included in the cost of production of the Picture and payable after deduction of those expenses listed in Sections 1, 2 and 3 above, to any party providing rights, materials, services or facilities in connection with the production of the Picture, including Participant, as a fixed sum the payment of which vests upon the expiration, of a period of time and/or the attainment of a specified level of receipts of the Picture, whether or not such deferment is defined or computed in the same manner as set forth in this Exhibit "B."